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                                                                       EXHIBIT 9

                                VOTING AGREEMENT

                  AGREEMENT, made as of this 2nd day of July, 1996, among Raymond J. Hansell ("Hansell"), MarySue Lucci Hansell ("Lucci") and Advanta Partners LP ("Advanta Partners").

                  WHEREAS Hansell and Lucci each own 750,000 shares of the Common Stock, no par value (the "Common Stock "), of RMH Teleservices, Inc., a Pennsylvania corporation (the "Company");

                  WHEREAS Advanta Partners owns 2,873,685 shares of Common Stock, consisting of 1,594,112 shares of Class A Common Stock and 1,279,573 shares of Class B Common Stock. Collectively, Hansell, Lucci and Advanta Partners are referred to herein as the "Shareholders";

                  WHEREAS, the Company intends to complete an initial public offering of shares of its Common Stock pursuant to a Registration Statement expected to be filed with the United States Securities and Exchange Commission on or about July 3, 1996 (the "IPO");

                  WHEREAS, upon completion of the IPO, Advanta Partners intends to convert all of its shares of Class B Common Stock into Class A Common Stock, which will be redenominated as Common Stock;

                  WHEREAS, the parties hereto wish to enter an agreement to govern, after the completion of the IPO, the voting of their shares of Common Stock for members of the Board of Directors of the Company;

                  NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Shareholders, intending to be legally bound, hereby agree as follows:
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                  Section 1.  VOTING OF SHARES.

                  Subject to the terms and conditions of this Agreement, each of the Shareholders hereby agree that after the date of the IPO they shall vote all of the shares of Common Stock owned by them in accordance with the following:

                  (a) Hansell and Lucci shall vote all of their shares of Common Stock, whether presently owned or hereafter acquired, for one person nominated by Advanta Partners in any election of a Class II or Class III director to the Board of Directors of the Company, for so long as Advanta Partners beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Rule 13d-3")) at least 25% of the number of shares of Common Stock owned by Advanta Partners on the closing date of the IPO, including without limitation shares issued upon conversion of Class B Common Stock.

                  (b) Advanta Partners shall vote all of its shares, whether presently owned or hereafter acquired, of Common Stock for one person nominated jointly by Hansell and Lucci in any election of a Class II or Class III director to the Board of Directors of the Company, for as long as Hansell and Lucci collectively beneficially own (within the meaning of Rule 13d-3) at least 25% of the shares of Common Stock owned by Hansell and Lucci on the closing date of the IPO, including, without limitation, shares to be issued upon exchange of a note issued by the Company to Hansell and Lucci and of Series A Preferred Stock of the Company issued to Hansell and Lucci.



                  Section 2.  COPY OF AGREEMENT TO BE KEPT ON FILE.

                  The Shareholders shall keep on file at the Company's principal executive offices, and will exhibit to any other Shareholder or his duly authorized representative at any and all reasonable times, an executed copy of this Agreement and all amendments thereto.


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                  Section 3. TERMINATION OF THIS AGREEMENT.


                  If the IPO does not close by September 30, 1996, this Agreement shall be void ab initio and all of the rights and obligations of the parties shall be wholly without force and effect.



                  Section 4. RIGHTS. OBLIGATIONS AND REMEDIES.


                  The rights and obligations under, and the remedies to enforce this Agreement are joint and several as to the Shareholders, each being completely free to enforce any or all of the rights or obligations under this Agreement against any of the others, with or without the concurrence or joinder of any of the others. The parties hereto agree that in the event of any breach or threatened breach of any such covenant or agreement, in addition to any and all other legal and equitable remedies that may be available, any party hereto may specifically enforce the terms of this Agreement and may obtain temporary and/or permanent injunctive relief without the necessity of proving actual damages by reason of breach or threatened breach hereof and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit and without notice to any other party.


                  Section 5. ENTIRE AGREEMENT; AMENDMENT; MODIFICATION AND TERMINATION.

                  This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may be amended, modified or terminated at any time or times by the unanimous agreement in writing of the Shareholders.



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                  Section 6. MISCELLANEOUS.


                           (A) Indulgences, Etc. Neither the failure nor any
delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof. Nor shall any single or partial exercise of any right, remedy, power or




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privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege. Nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.


                           (B) Controlling Law. This Agreement and all questions
relating to its validity, interpretation, performance and enforcement (including, without limitation provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.


                           (C) Binding Nature of Agreement; No Assignment. This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties.


                           (D) Execution in Counterparts. This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.


                           (E) Provisions Separable. The provisions of this
Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.


                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.




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                                        /s/ Raymond J. Hansell
                                        ---------------------------------------
                                        Raymond J. Hansell

                                        /s/ MarySue Lucci Hansell
                                        ---------------------------------------
                                        MarySue Lucci Hansell


                                        ADVANTA PARTNERS LP

                                        By:  AP CAPITAL, INC., general partner

                                           By: /s/ Mitchell L. Hollin
                                              ----------------------------------
                                              Mitchell L. Hollin, Vice President




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